EXHIBIT 99.1


                                  NEWS RELEASE

                     Investor Relations Contact: Susan Spratlen   (972) 444-9001

                   Pioneer Reports First Quarter 2003 Results
                Increases Production 16% over Prior Year Quarter

Dallas, Texas, April 29, 2003 -- Pioneer Natural Resources Company ("Pioneer") (NYSE:PXD) today announced financial and operating results for the quarter ended March 31, 2003.

First Quarter Results

Pioneer reported net income of $84.2 million, or $0.71 per diluted share, for the first quarter of 2003. Results included a $15.4 million, or $0.13 per share, benefit from the cumulative effect of change in accounting principle related to the adoption of Statement of Financial Accounting Standards No. 143, which prescribes the accounting for future asset retirement obligations. For the same period last year, Pioneer reported a net loss of $2.0 million, or $0.02 per share, which included a noncash charge of $5.4 million, or $0.05 per share, for the remeasurement of Argentine peso-denominated net monetary assets. Cash flow from operations for the 2003 first quarter was $136.8 million compared to $50.0 million for the same period in 2002.

Total first quarter 2003 oil and gas sales increased 16% from the prior year quarter to average 128,444 barrels per day (BPD) on a barrel oil equivalent
(BOE) basis. First quarter oil sales averaged 31,894 BPD and natural gas liquids sales averaged 22,033 BPD. Gas sales in the first quarter averaged 447 million cubic feet per day (MMcfpd). Realized prices for oil and natural gas liquids for the first quarter were $25.82 and $22.00 per barrel, respectively. The realized price for gas was $4.06 per thousand cubic feet (Mcf), and North American gas prices averaged $4.68 per Mcf.

First quarter production costs of $5.54 per BOE were higher than anticipated primarily due to start-up costs associated with the Canyon Express project. Exploration and abandonment costs of $35.9 million for the quarter included $10.4 million of geologic and geophysical expenses including seismic costs, $2.0 million of noncash leasehold abandonments including expired leases and $23.5 million of exploration costs.

For the same quarter last year, Pioneer reported oil sales of 34,541 BPD, natural gas liquids sales of 21,539 BPD and gas sales of 328 MMcfpd. Realized prices for the 2002 first quarter were $23.17 per barrel for oil, $10.73 per barrel for natural gas liquids and $2.47 per Mcf for gas.

Scott D. Sheffield, Chairman and CEO stated, "We've had a strong start for 2003. Our Canyon Express gas project has reached full production rates, we initiated production from our operated Falcon field ahead of schedule and under budget and announced a successful exploration well and development plan at Harrier, our first Falcon satellite discovery. We also announced a discovery in Alaska and are encouraged by the early evaluation work we've done to establish commerciality."

"Our current daily production is up approximately 45% from 12 months ago with just two of our five large projects on stream, and we look forward to first production from the other three projects over the next 12 months. We are evaluating several discoveries and have an active exploration program underway to keep the pipeline of projects flowing at capacity."

Financial Outlook

The following statements are estimates based on current expectations. These forward-looking statements are subject to a number of risks and uncertainties which may cause the Company's actual results to differ materially from the following statements. The last paragraph of this release addresses certain of the risks and uncertainties to which the Company is subject.

Second quarter 2003 production is expected to average 150,000 to 165,000 BOEs per day. Second quarter lease operating expenses (including production and ad valorem taxes) are expected to average $4.85 to $5.15 per BOE based on today's NYMEX strip prices for oil and gas. Depreciation, depletion and amortization is expected to increase to $6.50 to $6.90 per BOE as a larger proportion of the Company's production is derived from higher cost Gulf of Mexico fields. Total exploration and abandonment expense is expected to be $25 million to $50 million, and general and administrative expense is expected to be approximately $14 million. Interest expense is expected to be $24 million to $26 million and income taxes are expected to be approximately $5 million, principally due to income taxes in Argentina and minimal alternative minimum tax in the U.S. as the Company benefits from the carryforward of net operating losses in the U.S. and Canada.

The Company's oil and gas hedges are outlined on the attached schedule.

The range of expected daily production for the second quarter is expanded as a result of the production variability inherent in bringing high volume, high impact wells into an otherwise relatively stable production mix. Included in the second quarter guidance is a reduction in net Falcon production volumes reflecting the one-eighth royalty that becomes effective when the average NYMEX gas price exceeds $4.10 per Mcf in any calendar year.

The Company is also widening the range of expected 2003 production to 55 to 60 million BOE to reflect the Falcon royalty and the heightened variability related to high volume wells. The Falcon field is performing better than expected, and the Harrier discovery has the potential for early start-up, while first sales from the Sable field are now expected in the third quarter. With a full year of production from new fields brought on in 2003 and the addition of at least two large fields in late 2003 or early 2004, the Company expects 2004 production to range from 63 to 75 million BOE.

Earnings Conference Call

This morning at 10:00 a.m. Eastern, investors will have the opportunity to listen to the first quarter earnings call and view a presentation over the internet via Pioneer's website located at http://www.pioneernrc.com. At the website, select 'INVESTOR' at the top of the page and then choose 'Webcasts/Earnings Calls'. To listen to the live call, please go to the website early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available on the website shortly after the call. Alternately, you may dial (800) 946-0712 (confirmation code: 245690) to listen to the conference call and view the accompanying visual presentation at the Internet address above. A telephone replay will be available by dialing (888) 203-1112: confirmation code: 245690.

Pioneer is a large independent oil and gas exploration and production company with operations in the United States, Canada, Argentina, South Africa, Gabon and Tunisia. Pioneer's headquarters are in Dallas. For more information, visit Pioneer's website at www.pioneernrc.com.

Financial statements and schedules attached.

Except for historical information contained herein, the statements in this News Release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements and the business prospects of Pioneer Natural Resources Company are subject to a number of risks and uncertainties that may cause Pioneer's actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, volatility of oil and gas prices, product supply and demand, competition, government regulation or action, foreign currency valuation changes, foreign government tax and regulation changes, litigation, the costs and results of drilling and operations, Pioneer's ability to replace reserves, implement its business plans, or complete its development projects as scheduled, access to and cost of capital, uncertainties about estimates of reserves, quality of technical data, environmental and weather risks, acts of war or terrorism. These and other risks are described in Pioneer's 10-K and 10-Q Reports and other filings with the Securities and Exchange Commission.

                        PIONEER NATURAL RESOURCES COMPANY
                      CONDENSED CONSOLIDATED BALANCE SHEET
                                 (in thousands)
                                   (Unaudited)

                                                           March 31,      December 31,
                                                             2003             2002
                                                          -----------     -----------
ASSETS

Current assets:
   Cash and cash equivalents                              $     6,858     $     8,490
   Accounts receivable                                        125,836          98,222
   Inventories                                                 10,951          10,648
   Deferred income taxes                                       14,400          13,900
   Other current assets                                        26,500          15,833
                                                           ----------      ----------
        Total current assets                                  184,545         147,093
                                                           ----------      ----------
Property, plant and equipment, at cost:
   Oil and gas properties, using the successful efforts
     method of accounting                                   4,740,783       4,471,970
   Accumulated depletion, depreciation and amortization    (1,346,096)     (1,303,541)
                                                           ----------      ----------
                                                            3,394,687       3,168,429
                                                           ----------      ----------
Deferred income taxes                                          76,449          76,840
Other assets, net                                              66,726          62,754
                                                           ----------      ----------
                                                          $ 3,722,407     $ 3,455,116
                                                           ==========      ==========
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Accounts payable                                       $   161,098     $   124,774
   Interest payable                                            37,980          37,458
   Income taxes payable                                         1,452             -
   Other current liabilities                                  155,938         112,360
                                                           ----------      ----------
        Total current liabilities                             356,468         274,592
                                                           ----------      ----------
Long-term debt                                              1,767,650       1,668,536
Other noncurrent liabilities                                  174,445         128,331
Deferred income taxes                                          11,889           8,760
Stockholders' equity                                        1,411,955       1,374,897
                                                           ----------      ----------
                                                          $ 3,722,407     $ 3,455,116
                                                           ==========      ==========

                        PIONEER NATURAL RESOURCES COMPANY
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    (in thousands, except for per share data)
                                   (Unaudited)

                                                                      Three months ended
                                                                            March 31
                                                                   -------------------------
                                                                      2003           2002
                                                                   ----------     ----------
Revenues and other income:
   Oil and gas                                                     $  281,156     $  165,539
   Interest and other                                                   2,713          1,193
   Gain (loss) on disposition of assets, net                            1,426            (74)
                                                                    ---------      ---------
                                                                      285,295        166,658
                                                                    ---------      ---------
Costs and expenses:
   Oil and gas production                                              64,024         51,018
   Depletion, depreciation and amortization  - oil and gas             67,735         48,237
   Depletion, depreciation and amortization - other                     2,314          2,151
   Exploration and abandonments                                        35,867         21,120
   General and administrative                                          15,481         11,918
   Accretion of discount on asset retirement obligations                1,094            -
   Interest                                                            22,491         26,317
   Other                                                                5,178          8,266
                                                                    ---------      ---------
                                                                      214,184        169,027
                                                                    ---------      ---------
Income (loss) before income taxes and cumulative effect of
   change in accounting principle                                      71,111         (2,369)
Income tax (provision) benefit                                         (2,304)           410
                                                                    ---------      ---------
Income (loss) before cumulative effect of change in accounting
   principle                                                           68,807         (1,959)
Cumulative effect of change in accounting principle, net of tax        15,413            -
                                                                    ---------      ---------
Net income (loss)                                                  $   84,220     $   (1,959)
                                                                    =========      =========
Net income (loss) per share:
   Basic:
      Income (loss) before cumulative effect of change in
        accounting principle                                       $      .59     $     (.02)
      Cumulative effect of change in accounting principle,
        net of tax                                                        .13            -
                                                                    ---------      ---------
          Net income (loss)                                        $      .72     $     (.02)
                                                                    =========      =========
   Diluted:
      Income (loss) before cumulative effect of change in
        accounting principle                                       $      .58     $     (.02)
      Cumulative effect of change in accounting principle,
        net of tax                                                        .13             -
                                                                    ---------      ---------
          Net income (loss)                                        $      .71     $     (.02)
                                                                    =========      =========
Weighted average shares outstanding:
   Basic                                                              116,743        104,055
                                                                    =========      =========
   Diluted                                                            118,675        104,055
                                                                    =========      =========

                        PIONEER NATURAL RESOURCES COMPANY
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)
                                   (Unaudited)


                                                               Three months ended
                                                                     March 31,
                                                            -------------------------
                                                               2003           2002
                                                            ----------     ----------
Cash flows from operations:
   Net income (loss)                                        $   84,220     $   (1,959)
   Depletion, depreciation and amortization                     70,049         50,388
   Exploration expenses, including dry holes                    30,263         18,666
   Deferred income taxes                                           254           (684)
   (Gain) loss on disposition of assets, net                    (1,426)            74
   Accretion of discount on asset retirement obligations         1,094            -
   Interest related amortization                                (4,565)          (992)
   Commodity hedge related amortization                        (17,782)         6,680
   Cumulative effect of change in accounting principle,
     net of tax                                                (15,413)           -
   Other noncash items                                           4,733          6,304
   Changes in operating assets and liabilities:
      Accounts receivable                                      (25,967)       (13,721)
      Inventories                                                 (360)         2,239
      Other current assets                                      (7,824)            (7)
      Accounts payable                                           8,381        (14,456)
      Interest payable                                             522           (295)
      Income taxes payable                                       1,452            -
      Other current liabilities                                  9,158         (2,201)
                                                             ---------      ---------
Net cash provided by operating activities                      136,789         50,036
Net cash used in investing activities                         (239,481)       (38,772)
Net cash provided by (used in) financing activities            100,594         (8,065)
                                                             ---------      ---------
Net increase (decrease) in cash and cash equivalents            (2,098)         3,199
Effect of exchange rate changes on cash
   and cash equivalents                                            466           (776)
Cash and cash equivalents, beginning
   of period                                                     8,490         14,334
                                                             ---------      ---------
Cash and cash equivalents, end of period                    $    6,858     $   16,757
                                                             =========      =========

                        PIONEER NATURAL RESOURCES COMPANY
                        SUMMARY PRODUCTION AND PRICE DATA


                                                              Three months ended
                                                                   March 31,
                                                           ------------------------
                                                              2003          2002
                                                           ---------     ----------
Average Daily Production:
   Oil (Bbls) -                          U.S.                 24,086         24,305
                                         Argentina             7,673         10,126
                                         Canada                  135            110
                                                           ---------      ---------
                                         Total                31,894         34,541

   Natural gas liquids (Bbls) -          U.S.                 20,024         19,919
                                         Argentina             1,130            642
                                         Canada                  879            978
                                                           ---------      ---------
                                         Total                22,033         21,539

   Gas (Mcf) -                           U.S.                339,598        215,837
                                         Argentina            66,633         65,119
                                         Canada               40,876         46,780
                                                           ---------      ---------
                                         Total               447,107        327,736

Total Production:
   Oil (MBbls)                                                 2,870          3,109
   Natural gas liquids (MBbls)                                 1,983          1,939
   Gas (MMcf)                                                 40,240         29,496
   Equivalent barrels (MBOE)                                  11,560          9,963

Average Price*:
   Oil  (per Bbl) -                      U.S.              $   25.85      $   24.27
                                         Argentina         $   25.61      $   20.61
                                         Canada            $   31.81      $   17.55
                                         Average           $   25.82      $   23.17

   Natural gas liquids (per Bbl)  -      U.S.              $   21.63      $   10.70
                                         Argentina         $   24.27      $    8.97
                                         Canada            $   27.51      $   12.41
                                         Average           $   22.00      $   10.73

   Gas (per Mcf) -                       U.S.              $    4.72      $    3.05
                                         Argentina         $     .54      $     .68
                                         Canada            $    4.34      $    2.27
                                         Average           $    4.06      $    2.47

---------------

* Average prices include the effects of commodity hedges.

                        PIONEER NATURAL RESOURCES COMPANY
                            SUPPLEMENTAL INFORMATION
                                 (in thousands)
                                   (Unaudited)

     EBITDA and discretionary cash flow (as defined below) are presented herein, and reconciled to the generally accepted accounting principle ("GAAP") measure of net cash provided by operating activities, because of their wide acceptance as financial indicators of a company's ability to internally fund exploration and development activities and to service or incur debt. EBITDA and discretionary cash flow should not be considered as alternatives to net cash provided by operating activities, net income (loss) or income (loss) from continuing operations, as defined by GAAP. EBITDA and discretionary cash flow should also not be considered as indicators of the Company's financial performance, as alternatives to cash flow, as measures of liquidity or as being comparable to other similarly titled measures of other companies.

                                                                 Three months ended
                                                                      March 31,
                                                              -------------------------
                                                                 2003           2002
                                                              ----------     ----------

   Net income (loss)                                          $   84,220     $   (1,959)
   Depletion, depreciation and amortization                       70,049         50,388
   Exploration and abandonments                                   35,867         21,120
   Accretion of discount on asset retirement obligations           1,094            -
   Interest expense                                               22,491         26,317
   Income taxes                                                    2,304           (410)
   (Gain) loss on disposition of assets, net                      (1,426)            74
   Commodity hedge related amortization                          (17,782)         6,680
   Cumulative effect of change in accounting principle,
      net of tax                                                 (15,413)           -
   Other noncash items                                             4,733          6,304
                                                               ---------      ---------
       EBITDA *                                                  186,137        108,514

   Less:  Cash interest expense                                  (27,056)       (27,309)
         Current income taxes                                     (2,050)          (274)
                                                               ---------      ---------
         Discretionary cash flow **                              157,031         80,931

   Less: Cash operating exploration expense                       (5,604)        (2,454)
         Changes in operating assets and liabilities             (14,638)       (28,441)
                                                               ---------      ---------
   Net cash provided by operating activities                  $  136,789     $   50,036
                                                               =========      =========

-------------

* "EBITDA" represents earnings before depletion, depreciation and amortization expense; impairment of oil and gas properties; exploration and abandonments; interest expense and accretion of discounts; income taxes; gain or loss on the disposition of assets; commodity hedge related amortization; cumulative effect of change in accounting principle; and, other noncash items.

** Discretionary cash flows equal cash flows from operations before working capital changes and before exploration and abandonments.


                        PIONEER NATURAL RESOURCES COMPANY

                         SUPPLEMENTAL HEDGE INFORMATION
                              As of April 23, 2003


                            Open Oil Hedge Positions
                            ------------------------

                                           2003
                                ---------------------------
                                Second    Third     Fourth
                                Quarter   Quarter   Quarter     2004      2005
                                -------   -------   -------   -------   -------

Daily oil production:
     Swap Contracts:
     Volume (Bbl)                21,659    18,043    14,000     9,000     5,000
     NYMEX price                $ 24.84   $ 24.43   $ 24.35   $ 22.96   $ 24.00



                            Open Gas Hedge Positions
                            ------------------------

                                             2003
                                 -----------------------------
                                 Second     Third      Fourth                            2006 &
                                 Quarter    Quarter    Quarter      2004       2005       2007
                                 --------   --------   --------   --------   --------   --------

Daily gas production:
     Swap Contracts:
     Volume (Mcf)                 230,000    230,000    230,000    230,000     60,000     20,000
     NYMEX price* (MMBtu)        $   3.85   $   3.85   $   3.85   $   4.05   $   4.20   $   3.75

     Collar Contracts:
     Volume (Mcf)                     -          -          -       45,000        -           -
     NYMEX price* (MMBtu):
        Ceiling                       -          -          -     $   6.80        -           -
        Floor                         -          -          -     $   4.00        -           -



           Deferred Gains (Losses) on Terminated Hedges (in thousands)
           -----------------------------------------------------------

                                             2003
                                 ------------------------------
                                 Second      Third     Fourth
                                 Quarter    Quarter    Quarter      2004       2005     Thereafter
                                 --------   --------   --------   --------   --------   ----------

Commodity hedge gains**          $ 18,167   $ 17,807   $ 17,136   $ 43,865   $  1,249     $   -
Debt hedge gains (losses)***        5,540      4,700      4,131     11,113      4,196        (145)
                                  -------    -------    -------    -------    -------      ------
     Total deferred gains
       (losses)                  $ 23,707   $ 22,507   $ 21,267   $ 54,978   $  5,445     $  (145)
                                  =======    =======    =======    =======    =======      =======

---------------

*    Approximate, based on historical differentials to index prices.

** Deferred commodity hedge gains will be amortized as increases to oil and gas revenues during the indicated future periods.

*** Deferred debt hedge gains will be amortized as decreases to interest expense during the indicated future periods and deferred debt hedge losses will be amortized as increases to interest expense during the indicated future periods.